                                                CONFIDENTIAL TREATMENT REQUESTED


                                                                   EXHIBIT 10.18

**Confidential portions of this Exhibit have been omitted pursuant to the Rules and Regulations of the Securities and Exchange Commission. The symbol "[+++++]" has been used to identify information which is the subject of a Confidential Treatment Request.**

                             SLAG SALES AGREEMENT
                             --------------------


     THIS AGREEMENT dated the 10th day of July, 1997 by and between QIT-FER ET TITANE INC., a Quebec corporation with offices at 1625, Marie-Victorin, Tracy, Quebec, Canada, J3R 1M6 (hereinafter "QIT"), and TIOXIDE EUROPE LIMITED, an English company with its Registered Office at Tioxide House, 137-143 Hammersmith Road, London W14 0QL, England (hereinafter, the "Buyer");

     WHEREAS, QIT and Buyer entered into a Slag Sales Agreement dated October 14, 1991 as amended March 24, 1993, July 30, 1993 and January 10, 1995 (the "Agreement");

     WHEREAS, the amendment dated January 10, 1995 was declared by an arbitral panel to be null and void with the consequence that the parties are left without an agreement for the supply of titanium-bearing slag ("Product") for the period of 1996 and beyond;

     WHEREAS, as of December 31, 1996, Buyer had excess stocks of Product amounting to approximately one year's consumption;

     WHEREAS, Buyer has informed QIT that, notwithstanding its accumulation of an excess inventory of Product, Buyer nevertheless wishes to maintain its on-going relationship with QIT and ensure the continued supply of Product;

                                                CONFIDENTIAL TREATMENT REQUESTED


     WHEREAS, over the next four years, QIT is ready to reduce the supplies of Product in accordance with the provisions set forth below to enable Buyer to reduce its inventory to a normal level in a progressive and orderly fashion;

     WHEREAS, Buyer also wishes to have the option (but not the obligation) to purchase Product in subsequent years at a price to be agreed upon;

     WHEREAS, QIT is willing to reserve a block of productive capacity of Product exclusively to meet Buyer's pigment manufacturing requirements during the term of this new Agreement and beyond the year 2000, in a manner that allows QIT to plan with maximum efficiency the production of Product in line with a predictable purchase and consumption pattern by Buyer;

     WHEREAS, for QIT to keep open sufficient capacity to meet Buyer's needs in subsequent years of this Agreement (should Buyer choose to exercise this option), whilst not being assured of the continued utilization of that capacity in the meantime is, Buyer recognizes, a significant risk that QIT can only be expected to undertake if it has reasonable expectations as to the quantities of Product to be purchased in the future;

     WHEREAS, the parties accordingly are desirous of entering into this new Agreement whereby the manufacture, purchase and consumption of Product is established for the mutual benefit of enhancing predictability and coordination of the operations of each of the parties.

     NOW THEREFORE, for and in consideration of the covenants and conditions herein contained, the parties hereto confirm their agreement as follows, effective January 1, 1997:



ARTICLE I.  SCOPE
-----------------

                                                CONFIDENTIAL TREATMENT REQUESTED


QIT agrees to sell and deliver, and Buyer agrees to buy and take delivery of for its Calais and Scarlino pigment plants, titanium bearing slag (hereafter called "Product"), produced at QIT's plant at Sorel, Quebec, Canada (hereinafter called "QIT's Plant"), in the quantities and at the times specified herein and in accordance with the terms of this Agreement.

ARTICLE II.  DEFINITIONS
------------------------

Unless otherwise indicated, a "ton" is a metric ton of one thousand kilograms dry weight, a "month" and a "year" are a calendar month and a calendar year, respectively, and "dollar," "cents" and the dollar and cents sign ("$" and "c") refer to lawful money of the United States of America, "Official Samples" has the meaning given to it in Article XI and all percentages are based on dry weights. "Party" means QIT as one party and Buyer as one party. "STEM" shall mean that Product will be available and ready for loading at the point of shipment on the date stated and in the quantity specified.

ARTICLE III  TERM
-----------------

A. Unless terminated earlier pursuant to the provisions contained herein, this Agreement shall be for an initial term of four (4) years commencing on January 1, 1997 and ending on December 31, 2000 and shall automatically continue in full force after the initial term for additional periods of one
     (1) year each until terminated by either party giving to the other party not less than eighteen (18) months' prior written notice.

                                                CONFIDENTIAL TREATMENT REQUESTED


B. In the event either Buyer or QIT shall become bankrupt, insolvent, commit any act of bankruptcy or insolvency, or compromise with its creditors, then the other party shall have the option, without notice or demand, to cancel this Agreement as it pertains to Product or, at its option, to require specific performance and demand damages hereunder to the extent such performance does not occur. The preceding rights are without prejudice to any other rights and remedies as are available to the parties hereunder or otherwise under the law.

ARTICLE IV.  QUANTITY
---------------------

A. The quantity of Product ("Quantity") to be produced, sold and delivered for each year of the term of this Agreement (or any renewal thereof) shall be as follows:

     1.   For each of the years [+++++], the Quantity shall be [+++++];

     2. For [+++++], the Quantity shall be [+++++] tons of Product, provided that:

          a)   Buyer may [+++++];

          b) On or before [+++++], Buyer shall notify QIT of the Quantity, expressed in tons, that Buyer wishes to purchase for [+++++] pursuant to this Article IV.A.2. Notwithstanding the foregoing, Buyer shall have the option at any time prior to [+++++] of [+++++];

          c) Buyer's right to [+++++] pursuant to paragraph a) above shall be available only on the condition that [+++++] at any of its Scarlino or Calais sulphate pigment plants during the term of this Agreement with the exception of [+++++];

                                                CONFIDENTIAL TREATMENT REQUESTED


          d) QIT may request buyer to provide a written statement, confirmed by an independent auditor of Seller to the effect that the condition referred to in paragraph c) above has been fulfilled;

          e) During the term of this Agreement, Buyer shall inform QIT at half-year intervals (commencing [+++++]) of the level of Product inventories at its Calais and Scarlino plants and of the quantity of Product consumed during the previous six (6) calendar months.

     3. Subject to an agreement on price prior to [+++++] in accordance with the procedure described in Article V of the Agreement, QIT shall offer Tioxide for the year [+++++], a Quantity equal to [+++++].

ARTICLE V.  PRICE
-----------------

A.   Basic Price
     -----------
     1. For [+++++], the price of QIT Product of [+++++] content shall be [+++++] per ton FOB Sorel ("Basic Price").

     2. For [+++++] and each subsequent year, the Basic Price of Product shall be [+++++].

     3. The term "Escalation" when used in this Agreement shall mean the percentage increase, if any, in the annual average All Items, All-Urban United States Consumer Price Index published by the US Department of Labor, for the period of December to December immediately preceding the applicable year, multiplied by the price to which such Escalation must be added.

                                                CONFIDENTIAL TREATMENT REQUESTED


     4. For 2001 and for each subsequent year that this Agreement is in force, the parties agree to negotiate the price of Product on or before July 31, 1999 or, as the case may be, the July 31 which precedes by seventeen
        (17) months the applicable year, failing which this Agreement shall automatically terminate on December 31, 2000 or on the December 31 immediately preceding the applicable subsequent year.

B.   Price Adjustment for TiO\\2\\ Content
     -------------------------------------

     1. The Basic Price established under Article V.A. is for Product which meets the specifications set forth in Paragraphs A and B of Article IX (hereinafter the "Specifications").

     2. If the TiO\\2\\ content of Product exceeds eighty percent (80%), the price shall be adjusted upwards by one-one hundred sixtieth (1/160th) of the Basic Price for each whole increment of one-half percent (0.5%) by which the TiO\\2\\ content of Product exceeds eighty percent (80%). If the TiO\\2\\ content of Product is less than eighty percent (80%), the price shall be adjusted downwards by one-one hundred sixtieth (1/160th) of the Basic Price for each whole decrement of one-half percent (0.5%) or part thereof by which the TiO\\2\\ content of Product is less than eighty percent (80%).

     3. If the insoluble TiO\\2\\ content of Product exceeds two percent (2.0%), the price shall be adjusted downwards by one-one hundred sixtieth (1/160th) of the Basic Price for each one-half percent (0.5%) or part thereof by which the insoluble TiO\\2\\ content of Product exceeds two percent (2.0%).

                                                CONFIDENTIAL TREATMENT REQUESTED


     4. Product with a TiO\\2\\ content of less than seventy-six percent (76%) may be rejected by Buyer at its option and shall be replaced by QIT as provided in Article X.

ARTICLE VI.  SHIPMENTS
----------------------

A. QIT shall deliver Product into Buyer's Vessel at QIT's dock, Sorel, Quebec. QIT and Buyer shall agree on a shipping schedule whereby deliveries are spread more or less evenly throughout the year. QIT will make all reasonable efforts to meet Buyer's manufacturing requirements with regard to advance shipments to the extent that such does not disadvantage other customers of QIT. Buyer shall obtain any import licences or other documents that may be required to import Product into the country of destination. In the event that the Product shipped during any quarter of a year is less than twenty-five percent (25%) of the Quantity for such year, and provided QIT has made available for delivery twenty-five percent (25%) of the Quantity of such year under the terms and conditions of this Article VI for the quarter in question, QIT shall be entitled to an indemnity for loss of revenue in an amount equal to interest at an annual rate of fifteen percent (15%) on the Basic Price of Product not shipped as scheduled in such quarter (such scheduled amounts to exclude any shipments which may have been delayed from previous years). The amount of the indemnity shall be calculated daily from the end of the applicable quarter to year-end and all amounts so due shall be reflected in the final annual invoice referred to in Article VIII C. In the event that Product shipped during any quarter of a year is greater than twenty-five percent (25%) of the Quantity for such year, Buyer shall be entitled to a credit equivalent to QIT's gain of revenue in an

                                                CONFIDENTIAL TREATMENT REQUESTED


     amount equal to interest at an annual rate of fifteen percent (15%) of the Basic Price of Product shipped in excess of twenty-five percent (25%) of the Quantity for such year. The amount of the credit shall be calculated daily from the end of the applicable quarter to year-end and all amounts so due shall be reflected in the final annual invoice referred to in Article VIII C. For the year 1997, fifty percent (50%) of the Quantity for the year will be shipped in the third quarter and fifty percent (50%) in the fourth quarter, and the above mentioned indemnity (or credit) shall not apply in the first or second quarter and shall only apply if the Product shipped is less than fifty percent (50%) of the Quantity for such year in the third quarter. Furthermore, in the event that Buyer does not ship the total Quantity for a year prior to December 31 of such year, Buyer will pay QIT interest at the annual rate of fifteen percent (15%) on the purchase price of the Quantity not so shipped from December 31 of such year until the date of the Bill of Lading for the outstanding Quantity when delivered. Such interest will be reflected in the applicable shipping invoice and shall be payable in accordance with the terms thereof.

B. Buyer shall arrange for and furnish a cargo vessel (herein called "Buyer's Vessel"). Notwithstanding the agreed shipping schedule, Buyer shall request and receive STEM from QIT with respect to each shipment, one (1) month prior to the arrival of Buyer's Vessel at Sorel. So far as possible, Buyer shall give QIT not less than 10 days' notice of the expected date of arrival of each Buyer's Vessel at Sorel. QIT will load cargo in lower holds only and will spout-trim cargo. Any levelling required by other means than spout-trimming and any other abnormal loading costs, including time required therefor, shall be for Buyer's account.

                                                CONFIDENTIAL TREATMENT REQUESTED


     Cleanliness and/or protection of the holds of Buyer's Vessel shall be solely Buyer's responsibility. As a convenience to Buyer however, QIT shall, prior to loading, undertake on Buyer's behalf the inspection of the holds of Buyer's Vessel and, if deemed necessary by QIT, QIT shall on Buyer's behalf require any such necessary cleaning and/or protection to be performed, but in no event shall QIT be liable for contamination or any other damages in connection with cleanliness and/or protection of Buyer's Vessel, whether caused by QIT own negligence or otherwise. Buyer's Vessel shall shift to anchor during such cleaning and/or protection. The costs of such cleaning and/or protection shall be for Buyer's account including the costs of delays caused to Buyer's Vessel and time used therefor shall not count as laytime.

C. QIT agrees to load at a minimum rate of [+++++] tons per weather working day of 24 consecutive hours. Notice of readiness shall be presented to QIT during office hours, which at present are 9:00 a.m. to 5:00 p.m., Monday through Friday, and 9:00 a.m. to 12:00 Noon Saturdays. Laytime shall start at 8:00 a.m. on the working day next following the delivery and acceptance of such notice of readiness, whether Buyer's Vessel is in berth or not.
     Any time from noon Saturday to 8:00 a.m. Monday and any time on holidays and before laytime starts shall not count as laytime unless used, and, if used, only half such time to count as laytime. It is contemplated that vessels will normally be loaded and discharged in turn. However, QIT may at its option delay docking and loading Buyer's Vessel or request Buyer's Vessel to shift to anchor or other berth to give preference to QIT's ore or coal vessels even though Buyer's Vessel shall have been presented for loading prior to QIT's ore or coal

                                                CONFIDENTIAL TREATMENT REQUESTED


     vessels. If QIT exercises its option in the preceding sentence and Buyer's Vessel is not loaded in turn, QIT shall be liable for any demurrage due to delay incurred by such loading out of turn and the costs of Buyer's Vessel shifting to anchor and reberthing.

D. Buyer shall furnish demurrage rates to QIT at least one day in advance of arrival of a Buyer's Vessel. QIT agrees to pay Buyer demurrage if loading is not completed in the allowed time at the rate specified in the Charter Party, but only up to a maximum of [+++++] per day, fractions of a day to be adjusted pro rata. Buyer agrees to pay QIT despatch for laytime saved at half the demurrage rate specified in the Charter Party, but only up to a maximum of [+++++] per day, fractions of a day to be adjusted pro rata.

E. QIT makes no representations, and none are implied, as regards its loading dock or the water depth thereat, except that so long as the St. Lawrence River level is not less than 13.1 feet above mean sea-level at Sorel, Quebec, as recorded by the Canadian Hydrographic Survey, the minimum water depth at QIT's dock will be thirty (30) feet.

ARTICLE VII  TITLE AND RISK OF LOSS
-----------------------------------

Title to and risk of loss in Product shall pass to Buyer when the Product has effectively passed the ship's rail of Buyer's Vessel at QIT's dock at Sorel, Quebec, Canada. Once the title to and risk of loss in Product has passed to Buyer, QIT shall not be responsible for any losses or damages of any kind and howsoever arising in connection with Product or otherwise, except as expressly provided in this Agreement.

                                                CONFIDENTIAL TREATMENT REQUESTED


ARTICLE VII  INVOICING AND PAYMENT
----------------------------------

A.   Regular Payments
     ----------------

     Unless otherwise agreed, payment for Product shall be made by Buyer in U.S. dollars by telegraphic transfer to QIT, to such account as QIT shall notify to Buyer, within ten (10) days of the date of the bill of lading referred to below provided, however, that QIT shall have provided Buyer with the following documents:

     1. QIT's commercial invoice covering the shipment, based on the assumption that the TiO\\2\\ content of Product is [+++++];

     2. QIT's weight certificate;

     3. A full set of clean on-board ocean bills of lading concerning the shipment by Buyer's vessel in question, designating "QIT-Fer et Titane Inc." as shipper and "Tioxide Group Limited" as consignee; and

     4. Such other documents and papers as may be required to clear Product for shipment from Canada to the port of destination.

     The above mentioned documents shall be forwarded to Buyer at such address as Buyer shall have designated in accordance with Article XVIII. QIT shall accept payment from any of Buyer's affiliate companies, but Buyer shall remain primarily and separately liable for all sums due under this Agreement.

B.   Final Invoice and Payment
     -------------------------

     Any adjustment which may be necessary as a result of the outcome of the analysis of the Official Samples shall be embodied in a final invoice. Payment by Buyer of the total amount

                                                CONFIDENTIAL TREATMENT REQUESTED


     due, if any, on the final invoice shall be effected in same manner as specified in Article VIII.A above. In the event the final invoice reflects an amount due from QIT to Buyer, QIT shall remit the appropriate amount to Buyer by telegraphic transfer within thirty (30) days of the date of the final invoice.

C.   Final Annual Invoice
     --------------------

     By January 31 of each year, QIT shall prepare and present a Final Annual Invoice relating to the [+++++], pursuant to Article VI.A, for the previous year.

     Payment of the total amount due, if any, on the Final Annual Invoice shall be effected by telegraphic transfer within seven (7) days of preparation of such Final Annual Invoice.

D.   Other Invoices and Payments
     ---------------------------

     Payment of other amounts due hereunder, such as the indemnity and fees referred to in Articles XI.B.2 and XI.C.5 shall be made by Buyer to QIT upon receipt of the invoice for such amounts.

ARTICLE IX.  SPECIFICATIONS
---------------------------

A. The Product shall contain a minimum of [+++++] equivalent TiO\\2\\ by weight determined as set forth in Article XI of this Agreement and shall be screened through a sixteen millimetre (16mm) screen.

B.   The Product shall meet the following Specifications:

     1. Maximum [+++++] content of [+++++] by weight;

     2. Maximum [+++++] content of [+++++] by weight;

                                                CONFIDENTIAL TREATMENT REQUESTED


     3. Maximum [+++++] content of [+++++] by weight;

     4. Maximum [+++++] content of [+++++] by weight; and

     5. Maximum [+++++] content of [+++++] by weight; and

     6. Maximum [+++++] content or [+++++] of [+++++] and typically of [+++++] by weight.

C. The specifications set out in Article IX.A and B. above shall be referred to in this Agreement as the "Specifications".

ARTICLE X.  WARRANTY
--------------------

A. QIT warrants that the Product sold and delivered hereunder shall conform to the Specifica tions set forth in Article IX, hereof.

B. In the event that any Product sold and delivered hereunder does not conform to said Specifications and in the event the parties are unable to agree on an equitable adjustment, QIT shall, at its cost and expense, remove or otherwise dispose of such non-conforming Product and replace it with an equivalent quantity of Product which meets the Specifications. The obligation to remove or dispose of and replace non-conforming Product shall not be applicable in the event Buyer fails to give notice of such non-conforming Product as provided for in Article XI.C.

     The warranty and remedy expressed in this Article X is the sole and exclusive warranty made by QIT with respect to the Product to be delivered under this Agreement. QIT makes no

                                                CONFIDENTIAL TREATMENT REQUESTED


     other warranty, express, implied (including any warranty of merchantability or fitness for a particular purpose), statutory or otherwise.

C. QIT shall not be responsible for any damage whatsoever, whether direct, indirect, consequential or incidental relating directly or indirectly to the use, sale and/or resale of any Product. QIT's sole obligation in the event of delivery of non-conforming Product shall be that set forth in this
     Article X. Buyer agrees to indemnify and hold QIT harmless from and against any claims, losses, damages, costs, expenses or liability of whatsoever nature from third parties arising out of or in connection with such use, sale and/or resale of any Product.

ARTICLE XI.  INSPECTION, WEIGHING, SAMPLING AND ANALYSIS
--------------------------------------------------------

A.   Inspection and Weighing
     -----------------------

     1. Weight of Product loaded aboard Buyer's Vessel shall be determined by the use of a weightometer which QIT shall make all reasonable effort to inspect, maintain and keep properly adjusted for accuracy. Weight, recorded by weightometer, shall be corrected for average weightometer variation. This corrected weight, which includes moisture, shall then be adjusted for the moisture content. The resulting dry weight shall be the basis on which Product is invoiced for payment.

     2. Copies of the inspection certificates of the weightometer shall be provided to Buyer by QIT upon request.

B.   Sampling
     --------

                                                CONFIDENTIAL TREATMENT REQUESTED


     1. Each shipment of Product loaded aboard Buyer's Vessel shall be sampled at QIT's Plant by Caleb Brett Canada Ltee, 4099 St-Jean-Baptiste, Montreal, Quebec, Canada, an independent testing laboratory, or such other independent testing laboratory as shall be agreed upon by Buyer and QIT.

        Such independent laboratory shall take and distribute representative samples (herein called "Official Sample(s)") from each shipment in accordance with the Sampling and Sample Preparation Procedure, set forth in Exhibit "A" - Procedure "SAM S-101", attached hereto and made a part hereof.

     2. Lab Fees - The fees for services of such independent testing laboratory shall be paid equally by QIT and Buyer.

C.   Analysis
     --------

     1. Methods of Analysis - All analyses shall be made by the methods outlined in Exhibit "B" - Procedure "SAM S-009" , Exhibit "C" - Procedure "SAM S-010", Exhibit "D" -Procedure "SAM S-005", Exhibit "E" - Procedure "SAM S-008", Exhibit "F" -Procedure SAM S-007, Exhibit "G" - Procedure SAM S-003, which are attached hereto and made a part hereof or by such other methods as QIT shall consider appropriate provided that the results obtained from such other methods are consistent with the results which would be obtained by using the methods outlined in the above-mentioned Exhibits.

                                                CONFIDENTIAL TREATMENT REQUESTED


     2. Analysis by QIT - QIT shall analyse the Official Samples and the results of such analysis for each shipment shall be provided to Buyer not later than thirty (30) days following the date of such shipment.

     3. Analysis by Buyer - Buyer may, but shall not be obligated to, analyse the Official Samples. Unless Buyer notifies QIT, within sixty (60) days of receipt of an Official Sample, that Buyer's analysis indicates that Product fails to meet the Specifications or that the TiO\\2\\ content is more than [+++++] different from QIT's analysis, the results of QIT's analysis shall be final and conclusive.

     4. Umpire Procedure - Should Buyer's analysis of the Official Samples indicate that Product does not meet the Specifications or that the TiO\\2\\ content of Product is more than [+++++] different from QIT's analysis, Buyer may so advise QIT, who will then request the independent testing laboratory referred to above to forward for analysis its retained Official Sample to such umpire analyst (being an independent testing laboratory) as shall be agreed to from time to time by the parties. The parties hereby agree that Inspectorate Samplers & Analyst Inc., P.O. Box 50, 180 South Main Street, Amber, Pennsylvania, U.S.A. - 19002 shall be the initial umpire analyst. The umpire shall analyse the Official Sample in accordance with the methods outlined in the Exhibits referred to in Article XI.C.1.

     5. Settlement - The umpire's analysis as to TiO\\2\\ content and that of Buyer or QIT, whichever is in closer agreement to the umpire's analysis, shall be averaged to establish the revised analysis for the shipment. If the umpire's analysis is exactly

                                                CONFIDENTIAL TREATMENT REQUESTED


          halfway between Buyer's and RBIT's analyses, such umpire's analysis shall then be used to establish the revised analysis for the shipment.

          If such revised analysis results in a price adjustment in accordance with the procedure described in this Agreement, QIT shall issue a credit or debit invoice as the case may be. If an umpire's analysis is required on any Specification other than TiO\\2\\, the umpire's analysis and that of Buyer or QIT, whichever is in closer agreement to the umpire's analysis, shall be averaged as the basis for final settlement; provided that if the umpire's analysis lies exactly halfway between Buyer's and QIT's analysis, the umpire's analysis shall be the basis for final settlement. If such analysis determines that Product does not meet each of such Specifications, the parties shall proceed as described in Article X of this Agreement. The cost of an umpire's analysis shall be paid by the party whose analysis varies most from the umpire's analysis unless such variations are equal, whereupon, the cost shall be borne equally by the parties.

D.   Revision of Sampling and Analytical Procedures
     ----------------------------------------------

     The procedures set forth in the Exhibits referred to in this Article are believed to be the most satisfactory ones now available. In the event better procedures become available, each of said Exhibits may be revised with the written approval of Buyer and QIT.

ARTICLE XII  ARBITRATION
------------------------

                                                CONFIDENTIAL TREATMENT REQUESTED


Any dispute between QIT and buyer arising out of or in any way connected with this Agreement, its negotiation, performance, breach, existence or validity shall, unless settled by mutual agreement, be referred first, for conciliation and, failing settlement thereunder, for final and binding arbitration in London, England, under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be presided over by three (3) arbitrators of which QIT shall appoint one and Buyer shall appoint another, and the two appointed arbitrators shall appoint the Chairman of the arbitral tribunal within sixty (60) days following their appointment by the parties hereto, failing which the Chairman shall be appointed by the International Court of Arbitration of the International Chamber of Commerce. The language of the arbitration shall be English.

ARTICLE XII  TAXES AND DUTIES
-----------------------------

Canadian taxes or duties now or hereafter imposed on the export of the Product during the term of this Agreement shall be for the sole account of QIT. All other taxes or duties now or hereafter imposed during the Term of this Agreement shall be for the sole account of Buyer.

ARTICLE XIV  PATENTS
--------------------

A. QIT agrees to protect and hold Buyer harmless against any and all claims that Product, in the state or form as sold under this Agreement, infringes or allegedly infringes any product claims of any Canadian patent owned by third parties. QIT will, at its own cost and expense, defend any and all suits which may be brought against Buyer on account of said infringement of such Canadian patent or patents, and QIT shall pay any and all fees, costs and damages

                                                CONFIDENTIAL TREATMENT REQUESTED

     awarded in said suits; provided, however, that the total liability for damages under this Article XIV shall in no event exceed the aggregate sales price of Product sold to Buyer during the year in which such infringement commenced.

B. QIT's obligations pursuant to this Article XIV shall be conditional upon Buyer giving prompt notice to QIT of any claims by third parties of any such alleged infringement and of all information available to Buyer in respect of such alleged infringement or claim.

ARTICLE XV.  FORCE MAJEURE
--------------------------

In the event of any contingency which is beyond the reasonable control of QIT or Buyer including, but not limited to (i) any strike, lockout, industrial dispute, difference with workmen, accident, fire, explosion, earthquake, flood, mobilization, war (whether declared or undeclared), act of any belligerent in any such war, riot, rebellion, revolution or blockade, (ii) any requirement, regulation, restriction, or other act of any Government, whether legal or otherwise, (iii) any inability to secure or delay in securing export licenses or import licenses, cargo space or other transportation facilities necessary for the shipment or receipt of Product or fuel or other supplies or material including ilmenite ore or electric power necessary for the operation of the mines and plants where Product is produced or consumed, (iv) any delay in or interruption to transportation by rail, water or otherwise, (v) any damage to or destruction of such mines or plants of QIT or Buyer, or (vi) any other contingency, excluding market conditions of any sort, which is beyond the reasonable control of QIT or Buyer, whether or not of the nature or character hereinbefore specifically enumerated, which event delays or interferes with the performance of this Agreement or the consumption of Product (an event

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                                                CONFIDENTIAL TREATMENT REQUESTED


of "Force Majeure"), then such event shall be considered sufficient justification for delay in making shipment or delivery or taking delivery or performance hereunder (other than the payment of money), in whole or in part, until such event ceases to exist and this Agreement shall be deemed suspended for so long as such event delays or interferes with the performance hereof, provided that prompt notice of any such event be given by the party affected to the other party. Any delay or interference which affects QIT's supply of Product to customers shall entitle QIT to allocate equitably any available Product among customers in its discretion.

Anything to the contrary herein notwithstanding, if such event of Force Majeure occurs, the obligation of QIT to sell and deliver and of Buyer to buy and to take delivery of Product with respect to any year shall terminate (unless otherwise agreed between the parties) at the end of the year as to quantities of Product which have not been loaded aboard Buyer's Vessel at Sorel, by the end of the year due to such event of Force Majeure. Nothing contained in this Article shall require Buyer to pay for, or QIT to make up or compensate for, any Product not delivered due to the application of this Article XV.

ARTICLE XVI  DEFAULT & LIMITS OF LIABILITY
------------------------------------------

For purposes of this Article XVI, a "default" shall mean any failure by either party to make any payment or to perform any obligation under or pursuant to this Agreement for any reason other than an event of force majeure as defined in
Article XV.

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                                                CONFIDENTIAL TREATMENT REQUESTED


No default shall be deemed to have occurred unless the party in default shall have first been given written notice of such default and shall have failed to cure such default within thirty (30) days in the event of a failure to pay and in all other events, within ninety (90) days after receipt of such written notice.

In the event of a default arising from a breach of Buyer's duty to pay for Product delivered or for the total amount of the Contracted Quantity in any particular year, QIT shall have the right to seek damages for all loss or damage actually sustained as a direct result of the default. In addition, QIT shall have the right (subject to Buyer's right to cure its default pursuant to this Article) to terminate this Agreement forthwith by providing notice to such effect to Buyer. Notwithstanding anything contained herein to the contrary, in no event shall Buyer be liable for consequential, indirect or special damages as a result of a default for failure to pay under this Agreement.

In the event of any default by QIT arising from a failure to deliver Product pursuant to this Agreement, QIT (subject to QIT's rights to cure its default pursuant to this Article) shall compensate Buyer for all loss or damage actually sustained as a direct result of the failure to deliver but excluding indirect, consequential, punitive or contingent damages as a result of the default Buyer may suffer therewith including, but not limited to, loss of revenue or profits as a result of Buyer's inability to operate, or shut down of its operations, loss of use of equipment, or cost of substitute equipment, claims of third parties, and the like. Buyer shall not, however, be entitled to terminate its obligations to purchase Product under this Agreement.

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                                                CONFIDENTIAL TREATMENT REQUESTED


ARTICLE XVII. WAIVER OF DEFAULT
-------------------------------

Any failure by either party to give notice in writing to the other party of any breach or default in any of the terms or conditions of this Agreement shall not constitute a waiver thereof, nor shall any delay by either party in enforcing any of its rights hereunder be deemed a waiver of such rights nor shall a waiver by either party of any defaults of the other party be deemed a waiver of any other or subsequent defaults.

ARTICLE XVIII. NOTICE
---------------------

Any notice to be given to any party under the terms of this Agreement shall be deemed to have been delivered by courier service or transmitted by telefax and subsequently confirmed by prepaid registered mail to the respective addresses or telefax numbers given below:

TO QIT:        QIT-Fer et Titane Inc.
          c/o  Rio Tinto Iron & Titanium Inc.
               770 Sherbrooke West
               Suite 1800
               Montreal, Quebec
               Canada, H3A 1G1
               Telefax:    1 (514) 286-9336
               Attention:  Director, Sales & Marketing,
                           Titania Slag and Rutile

TO BUYER:      Tioxide Europe Limited
               Tioxide House
               137-143 Hammersmith Road
               London W14 0QL
               England
               Telefax: 44.71.331.7778
               Attention:  Group Minerals Manager


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                                                CONFIDENTIAL TREATMENT REQUESTED


or to such other address or telefax number as either party shall so designate by providing notice of such other address or telefax number in accordance with the provisions of this Article. All notices shall be deemed to have been received on the day of delivery, if delivered by courier service or on the day of transmission, if sent by facsimile, during normal business hours (9:00 am to 5:00 pm) of the recipient, failing which, such notice shall be deemed to have been received on the next business day.

ARTICLE XIX. ASSIGNMENT
-----------------------
A. No party may assign its rights or obligations under this Agreement without the prior written consent of the other party. The preceding sentence shall not apply to assignments made to parents, subsidiaries, or related corporations, partnerships or other entities of the parties hereto, providing that the party executing this Agreement shall remain primarily responsible for performance of its obligations hereunder unless such responsibility is waived in writing by the other party. In the event of a non agreed assignment, the party not so assigning shall have the right to terminate this Agreement by giving thirty (30) days written notice of its intent to terminate.

B. In the event of a sale by Buyer of its Scarlino and/or Calais plant(s) to a third party, Buyer agrees to obtain as an integral part of such sale, the assumption by the purchaser of the obligation to purchase from QIT upon the same terms and conditions as in this Agreement, the Product volumes corresponding to, in the case of the Scarlino plant, 80/180 times the

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                                                CONFIDENTIAL TREATMENT REQUESTED


     volumes stated in Article IV and, in the case of the Calais plant, 100/180 times the volumes stated in Article IV.

ARTICLE XX.  ENTIRE AGREEMENT; AMENDMENT, MODIFICATION
------------------------------------------------------

This Agreement states the entire understanding between the parties hereto with respect to the subject matter hereof, and there are no agreements or understandings, oral or written, express or implied with reference to the subject matter hereof that are not merged herein or superseded hereby. This Agreement may not be changed, modified or supplemented in any manner orally or otherwise except by an instrument in writing signed by a duly authorized representative of each of the parties hereto. The parties recognize that, for administrative purposes, documents such as purchase orders, acknowledgments, invoices and similar documents may be used during the term of this Agreement. In no event shall any term or condition contained in any such administrative documents be interpreted as amending or modifying the terms of this Agreement whether such administrative documents are signed or not.

ARTICLE XXI. SUBSTITUTE PRODUCT
-------------------------------

A. QIT shall use its best efforts to supply Product in accordance with the wishes of Buyer. QIT shall however have the right, at its option, of substituting titanium slag produced by Richards Bay Iron and Titanium (Proprietary) Limited ("Substitute Product") for Product to be delivered under this Agreement by giving Buyer not less than six (6) months notice of its intent to do so in which case the provisions of Addendum "A" hereto shall apply as

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                                                CONFIDENTIAL TREATMENT REQUESTED


     applicable. At the time QIT gives notice of its intent to substitute, it shall also specify the amount to be substituted, which shall not be less than [+++++] tons per year and not more than [+++++] tons per year. The supply of Substitute Product shall be so arranged such that Buyer shall not be obliged to change from Substitute Product to Product or vice versa more than once per year.

B. In the event Substitute Product is supplied, the terms of this Agreement shall be read as if made between the substituted supplier and Buyer but responsibility for the supply of Substitute Product shall remain with the supplier of Product being substituted. The Quantity of Product shall be converted on the basis that [+++++] tons of QIT's Product shall be the equivalent of [+++++] tons of Substitute Product.

ARTICLE XXII. GOVERNING LAW
---------------------------

This Agreement shall, in all respects, be governed by and construed in accordance with the laws of Quebec, to the exclusion of the United Nations Convention on the International Sale of Goods.

ARTICLE XXIII. CONFIDENTIALITY
------------------------------

This Agreement and information obtained by one party from the other by virtue of this Agreement, shall remain confidential and shall not be disclosed to any third party without the prior written consent of the other party, unless such information is publicly available, or previously known to the recipient or is required to be disclosed by law.

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                                                CONFIDENTIAL TREATMENT REQUESTED

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives, as of the day and year first above written.

QIT-FER ET TITANE INC.                   TIOXIDE EUROPE LIMITED

By:    /s/ B.J. Grierson                 By:    /s/ D.J. Croft
Name:  B.J. Grierson                     Name:  D.J. Croft
Title: Chairman                          Title: Tioxide Group Controller






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